UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 19, 2008
CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas (Address of principal executive offices)	77002 (Zip code)
Registrant’s telephone number, including area code: (713) 328-1000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 20, 2008, Carrizo Oil & Gas, Inc. (the “Company”) entered into the Fourth Amendment to Credit Agreement (the “Fourth Amendment”), which amends the Credit Agreement dated as of May 25, 2006 among the Company, certain subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent as previously amended by the First Amendment dated December 19, 2006, the Second Amendment dated September 11, 2007 and the Third Amendment dated December 20, 2007 (the “Credit Agreement”).
     Pursuant to the Fourth Amendment, the Credit Agreement has been amended to, among other things, permit the Company’s proposed issuance of Senior Convertible Notes. The Fourth Amendment further provides that in the event the outstanding principal balance of the indebtedness under the indenture pursuant to which the convertible notes are issued exceeds $225,000,000 at any time, the Borrowing Base (as such term is defined in the Credit Agreement) will be reduced by $1.00 for every $4.00 of such additional indebtedness as of the date such additional indebtedness is incurred. The Fourth Amendment also provides that until all borrowings outstanding under the Company’s Second Lien Credit Facility dated July 21, 2005 are repaid in full, the net cash proceeds of any issuance of convertible notes will be applied by the Company to prepay such outstanding borrowings.
     As of May 19, 2008, $70.0 million of borrowings was outstanding under the Credit Agreement, bearing interest at a weighted average rate of 4.50% per annum. Borrowings under the Credit Agreement have been used to fund the Company’s drilling and land acquisition programs and for other general corporate purposes.
Item 7.01 Regulation FD Disclosure.
     On May 21, 2008, the Company issued a press release announcing an underwritten, public offering of its Senior Convertible Notes due 2028 pursuant to the Company’s registration statement on Form S-3 (File No. 333-142346). The Notes are convertible into shares of the Company’s common stock, par value $0.01 per share. The press release is furnished as Exhibit 99.1 to this report.
     None of the information furnished in Item 7.01 and the accompanying exhibit 99.1 will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company, that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

     Certain statements in this report, including but not limited to statements regarding funding under the credit facility, benefits and effects of the amendments to the credit facility, the capital expenditures program, the use of proceeds from the credit facility, the completion of the offering and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include a determination as to the amount of borrowings to be made under the amendment to the credit facility, satisfaction of conditions to funding borrowings under the amendment to the credit agreement, our results of operations, general market conditions, satisfaction of the offering’s closing conditions and other risks described in the Company’s Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.
Item 8.01 Other Events.
     On May 19, 2008, Quest Resource Corporation announced that it had terminated the merger agreement with Pinnacle Gas Resources, Inc. (“Pinnacle”) on May 16, 2008. Pursuant to the terms of the merger agreement, either party had the right to terminate if the terms and conditions of the proposed merger were not agreed to and completed by May 16, 2008. CCBM, Inc., a wholly-owned subsidiary of the Company, owns less than 10% of the outstanding common stock of Pinnacle.
Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

99.1	Press Release issued by the Company on May 21, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.
By:	/s/ Paul F. Boling
	Name:	Paul F. Boling
	Title:	Vice President and Chief Financial Officer

Date: May 21, 2008

Exhibit Index

Exhibit	Description

99.1	Press Release issued by the Company on May 21, 2008.